Exhibit 99.1

Since 1843

Contact: Allen Lyda

(661) 248-3000

TEJON RANCH CO. BOARD OF DIRECTORS APPROVES

ISSUANCE OF WARRANTS VIA DIVIDEND

TEJON RANCH, Calif.—(BUSINESS WIRE)—August 7, 2013—Tejon Ranch Co. (“Tejon” or the “Company”) (NYSE:TRC) today announced that its Board of Directors has declared a dividend consisting of approximately 3 million warrants to purchase shares of Tejon Ranch Co. common stock at $40.00 per share (the “Warrants”) to be distributed on or about August 28, 2013, to holders of record of Tejon’s common stock as of August 21, 2013.

Tejon shareholders will be allocated 0.14771 Warrants for each share of Tejon common stock owned on the record date, with the actual number of Warrants issued to each shareholder rounded to the nearest whole number. No cash or other consideration will be payable in respect of any fractional Warrants that are rounded down. Each Warrant will entitle the holder to purchase one share of Tejon common stock at an exercise price of $40.00 per share, subject to anti-dilution adjustment for certain events. The Warrants will be exercisable through August 31, 2016, subject to the Company’s right to accelerate the expiration date under certain circumstances when the Warrants are in-the-money.

“As Tejon Ranch continues to grow, we want to provide our shareholders an additional opportunity to grow with us,” said Robert A. Stine, Tejon Ranch Co.’s President and CEO. “We have not provided our shareholders with a dividend of any kind for many years. Providing a dividend in the form of a warrant to purchase additional stock does two things,” he added. “It provides our shareholders with a new security that has value, while at the same time offering the Company the prospects of generating additional funding to meet its capital needs as it both begins, and in other cases, continues development of its real estate assets.”

Proceeds received from the exercise of warrants will be used to provide additional working capital for general corporate purposes, including development activities within the Company’s industrial and residential projects and to continue its investments into water assets and water facilities.

Tejon has applied to have the Warrants listed on the NYSE MKT platform under the ticker symbol “TRC WS” and anticipates that the Warrants will begin trading on the NYSE MKT on a “when issued” basis on or around August 19, 2013. Tejon has been advised by the New York Stock Exchange that the ex-dividend date for the Tejon common stock will be delayed through the use of “due bills,” such that Tejon common stock will begin trading on a regular way basis, ex-dividend, on August 29, 2013, the date following the anticipated issuance of the Warrants. Due bills are essentially an assignment from a seller of common stock to a buyer of the right to receive the dividend.

Available Information

Tejon will issue the Warrants pursuant to a warrant agreement between Tejon, Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent. Copies of the warrant agreement may be obtained at no charge from Computershare Trust Company, N.A., the warrant agent, at (877) 898-2101 in the U.S. (toll-free) or (201) 898-2101 outside the U.S. The warrant agreement will also be filed as an exhibit to Tejon’s Current Report on Form 8-K, which will be available no later than August13, 2013 on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. Information on the procedures for exercising or selling the Warrants may be obtained by contacting the warrant agent at the telephone number provided above or by contacting the broker, bank, or other intermediary through which the Warrants are held.

On or before the time of issuance of the Warrants, Tejon intends to file with the SEC a prospectus supplement registering the Tejon common stock to be issued upon exercise of the Warrants from time to time. A copy of the prospectus supplement and related prospectus may be obtained for free, when available, on the SEC website at www.sec.gov.

Forward Looking Statements

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect Tejon, the reader should refer to Tejon’s filings with the SEC.

About Tejon Ranch

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

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